EXHIBIT 99.1

Filed by Marathon Oil Corporation
Pursuant to Rule 425 under the Securities Act of 1933

Subject Company: ATB Holdings, Inc.
Commission File No.: 333-119689-01

MARATHON ANNOUNCES MODIFIED TRANSACTION TO ACQUIRE ASHLAND’S INTEREST IN MARATHON ASHLAND PETROLEUM LLC

HOUSTON, April 28, 2005 – Marathon Oil Corporation (NYSE: MRO) announced today that it has entered into a modified, tax efficient agreement with Ashland Inc. (NYSE: ASH) to acquire Ashland’s 38 percent interest in Marathon Ashland Petroleum LLC (MAP) and certain other complementary Ashland businesses for total consideration of an estimated $3.7-3.9  billion.  Following the closing of this transaction, details of which are outlined below, Marathon will become the sole owner of MAP.

This modified transaction amends the agreement between Marathon and Ashland to acquire Ashland’s interest in MAP announced on March 19, 2004, and includes provisions for additional consideration in the amount of $700 million, consisting of $600 million in Marathon common stock distributable to Ashland shareholders and an additional $100 million in cash and accounts receivable from MAP, as well as a provision for indemnification of all or a portion of Ashland’s tax liabilities, if any, that may arise under Section 355(e) of the Internal Revenue Code (IRC).  The companies anticipate closing the transaction on June 30, 2005, subject to the satisfaction of a number of closing conditions including termination or expiration of the Hart-Scott-Rodino Act waiting period, receipt of a favorable closing agreement and/or private letter ruling from the U.S. Internal Revenue Service as to the tax treatment of certain aspects of the transaction, Ashland shareholder approval, and Ashland public debt holder consents. This modified agreement also extends the termination date for the transaction from June 30, 2005 to September 30, 2005.

Under the terms of the modified agreement, Marathon will acquire Ashland’s interest in MAP and other complementary businesses for a minimum total consideration of $3.724 billion payable as follows:

•      Approximately $894 million in cash and accounts receivable to be distributed to Ashland by MAP

•      $915 million in Marathon common stock to be distributed to Ashland’s shareholders

•      Approximately $1.9 billion in assumed debt

•      Assumed environmental liabilities with a present value of $15 million.

Separate from this consideration, Ashland also will receive at closing cash equal to 38 percent of MAP’s distributable cash which was $560 million as of March 31, 2005.  Cash distributions from MAP have been suspended, as mutually agreed upon by Marathon and Ashland, since the announcement of the original transaction in March 2004.

In addition to this minimum total consideration of $3.724 billion, Marathon will indemnify Ashland for the first approximately $200 million of IRC Section 355(e) tax liabilities potentially payable by Ashland.  This tax liability is primarily dependent upon Ashland’s common stock price on the day the transaction closes and the estimated tax basis of the stock of New Ashland.  For example, if the stock price on that day is approximately $68 per share, the estimated tax liability would be zero, and if the stock price is approximately $75 per share, the tax liability would be an estimated $200 million.  If the stock price on the day of closing is $79 per share, the estimated Section 355(e) tax liability would be approximately $375 million, of which Ashland would be responsible for $175 million.  Any Section 355(e) tax liability above $375 million would be shared equally between Marathon and Ashland.

Immediately following the closing of the transaction, Marathon will retire the assumed debt of $1.9 billion.  Following completion of the transaction, including the newly issued shareholder equity of $915 million, Marathon estimates its cash adjusted debt-to-capital ratio will be less than 35 percent, well within the company’s stated target of less than 40 percent, providing Marathon the financial flexibility to support the company’s global growth plans, as well as preserve the company’s overall credit quality.  Marathon expects the acquisition to be immediately accretive on an operating cash flow and earnings per share basis.

In addition to acquiring Ashland’s minority interest in MAP, Marathon also will acquire Ashland’s maleic anhydride business, including the company’s plant located in Neal, West Virginia, adjacent to MAP’s Catlettsburg (Kentucky) refinery, as well as a portion of its Valvoline Instant Oil Change business, consisting of 60 retail outlets located in Michigan and

Ohio.  While not part of MAP, these additional businesses are complementary to MAP’s business.

“The success of the MAP joint venture since its formation in 1998 is due, in large part, to the strong spirit of partnership that continues to exist between Marathon and Ashland,” said Clarence P. Cazalot, Jr., Marathon president and CEO.  “We want to thank Ashland for being an outstanding partner and we look forward to working cooperatively with them as we move toward closing this transaction.  Ashland is, and will continue to be, one of MAP’s largest customers, and we also look forward to a continuing, mutually beneficial business relationship.”

MAP is the largest refiner in the Midwest and fifth largest U.S. refiner with seven refineries with a total capacity of 948,000 barrels of crude oil per day.  The company has more than 7,800 miles of pipeline that it owns, operates or leases and markets through a network of nearly 6,000 retail outlets under the Marathon, Speedway, SuperAmerica and Pilot Travel Center brands.  The attached MAP fact sheet contains additional specific information about the company’s operations.

Citigroup Global Markets Inc. has served as financial advisor to Marathon for this transaction.  In addition, Baker Botts L.L.P. acted as legal counsel, and Miller & Chevalier Chartered served as tax counsel.

Marathon will conduct a conference call and Web cast with security analysts today, April 28, 2005, at 2:00 p.m. EDT, to discuss this transaction as well as the company’s first quarter 2005 financial results.  To listen to the Web cast of the conference call, visit Marathon’s website at www.Marathon.com.  Replays of the Web cast will be available through May 12, 2005.

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This release contains forward-looking statements with respect to the completion of the acquisition of Ashland’s 38 percent interest in MAP and certain other businesses, the anticipated effects of the acquisition on earnings per share and cash flow, an offering of Marathon common stock, and the estimated impact of the proposed acquisition and anticipated offering on Marathon’s cash-adjusted debt-to-capital ratio.  Some factors that could affect the acquisition and the anticipated financial effects include receipt of a favorable private letter ruling and/or closing agreement from the U.S. Internal Revenue Service, opinions of outside tax counsel, Ashland shareholder approval, Ashland public debt holder consents, the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Act, and updated Ashland solvency opinions.  The foregoing factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements.  In accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2004, and subsequent Forms 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

In connection with the proposed transfer to Marathon Oil Corporation by Ashland Inc. of its interest in Marathon Ashland Petroleum LLC and other related businesses, each of Marathon, New EXM Inc. and ATB Holdings Inc. has filed with the U.S. Securities and Exchange Commission a registration statement on Form S-4 that included a preliminary proxy statement of Ashland and a prospectus of Marathon, New EXM and ATB Holdings. Investors and security holders are urged to read the preliminary proxy statement/prospectus, which is available now, and the definitive proxy statement/prospectus, when it becomes available, because it contains and will contain important information. Investors and security holders may obtain a free copy of the preliminary proxy statement/prospectus and the definitive proxy statement/prospectus (when it is available) and other documents filed by Marathon, Ashland, New EXM and ATB Holdings with the SEC at the SEC’s web site at http://www.sec.gov. The definitive proxy statement/prospectus and other documents filed by Marathon may also be obtained for free from Marathon by calling Investor Relations at 713-296-4171.

Media Relations Contact:	Paul Weeditz	713-296-3910

Investor Relations Contacts:	Ken Matheny	713-296-4114
	Howard Thill	713-296-4140

MARATHON ASHLAND PETROLEUM LLC (MAP)

KEY FACTS

MAP headquarters:

539 S. Main St., Findlay, Ohio 45840

MAP refineries - total crude capacity 948,000 barrels per day (bpd) (5th largest in U.S. with 6% of total U.S. refining capacity)

•      Garyville, La. Capacity: 245,000 bpd

•      Catlettsburg, Ky. Capacity: 222,000 bpd

•      Robinson, Ill. Capacity: 192,000 bpd

•      Detroit, Mich. Capacity: 74,000 bpd

•      Canton, Ohio Capacity: 73,000 bpd

•      Texas City, Texas Capacity: 72,000 bpd

•      St. Paul Park, Minn. Capacity: 70,000 bpd

MAP Terminals, Transport and Marine:

•      84 light product and asphalt terminals

•      184 truck loading racks

•      158 owned or leased trucks

Marathon Brand Marketing:

Approximately 3,900 outlets in 16 states including, Alabama, Florida, Georgia, Illinois, Indiana, Kentucky, Michigan, Minnesota, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Virginia, West Virginia and Wisconsin.

Speedway SuperAmerica LLC:

Wholly-owned retail arm with approximately 1,700 locations in 9 states including Illinois, Indiana, Kentucky, Michigan, Minnesota, Ohio, South Dakota, West Virginia and Wisconsin.

Pilot Travel Centers LLC:

50/50 joint venture between MAP and Pilot Corporation. Largest travel center business in the United States with approximately 250 locations in 35 states.

Marathon Ashland Pipe Line LLC (MAPL):

Owns, operates, leases or has an ownership interest in more than 7,800 miles of pipeline.

Key Operating Statistics (for year ending December 31, 2004)

Average Refinery Runs (thousands of barrels per day)
Crude Oil Refined	939
Other Charge and Blend Stocks	171
Total	1,110

Crude oil capacity utilization rate	99%

Key Refined Product Yields (thousands of barrels per day)
Gasoline	608
Distillates	299
Asphalt (Largest asphalt producer in the U.S.)	77

Refined Product Sales Volumes (thousands of barrels per day)	1,400

Total RM&T Revenue for year ended 12-31-2004 (millions)	$43,600
Total RM&T Operating Income for year ended 12-31-2004 (millions)	$1,400